Exhibit 10.17
Asyst Technologies, Inc.
Compensation Program for Non-employee Directors

Program Element	Description
Sign-on stock award to new directors for continuing service	Stock award in conjunction with continued service

— $120,000 value at award, vesting over 3 years from the date of award

— value determined by the trading price of the Company’s Common Stock at the date of award

— shares subject to such award may not be sold until after the recipient has ceased to be a board member

Board member — annual cash retainer	$35,000

Board member — per meeting fees	$2,000 in person, or $1,000 if by telephone (when such meeting is as the Board)

No incremental meeting fees for the Board chair (if a non-executive chair)

Committee member — annual cash retainer

— Audit	— $5,000

— Compensation	— $5,000

— Governance and Nominating	— $5,000

Committee member — per meeting fees	$1,000 in person, or $500 if by telephone (when such meeting is as a committee) No incremental meeting fees for the committee chair

— Audit

— Compensation

— Governance and Nominating

— Specially appointed committees

Committee chair — annual cash retainer

— Audit	— Audit: $12,500

— Compensation	— Compensation: $7,500

— Governance and Nominating	— Governance: $7,500

Additional committee fees	$12,500 annual cash retainer for designated Audit Committee Financial Expert (unless if also the committee chair)

Program Element	Description
Annual stock award to new and existing directors for continuing service	Stock award in conjunction with continued service

     —   May 2006 award of 13,000 shares per director, vesting over 36 months from the date of award — distribution of the shares subject to the award is subject to a mandatory three-year deferral (until April 3, 2009), and further subject to a mandatory restriction on sale or disposition of the shares over the same period.

Subsidiary directors

— Non-management director — annual cash retainer	— $5,000

— Non-management director — meeting fees	— No additional compensation
(board, committee or project)

Fees for special projects/meetings

— U.S.	None (unless specifically approved) $1,000 per day or $5,000 per assignment out of the country (as determined by the Board)

— Outside U.S.
All annual retainer payments and annual stock awards to be pro-rated, based on term of relevant service.
Prohibitions on sale of shares subject to permitted sale of incremental shares to cover taxes or fees assessed on imputed or other income.
Vesting of awards may be accelerated upon termination of Board service due to death or disability.